Exhibit 99.1

1200 RIVERPLACE BOULEVARD  •  JACKSONVILLE, FL 32207-1809  •  (904) 346-1500

August 20, 2009	For more information:
Susan Datz Edelman
FOR IMMEDIATE RELEASE	Director, Stockholder Relations
(904) 346-1506
sedelman@steinmart.com

STEIN MART, INC. REPORTS 2Q AND FIRST HALF 2009 FINANCIAL RESULTS

JACKSONVILLE, FL – Stein Mart, Inc. (Nasdaq: SMRT) today announced financial results for its second quarter and first half ended August 1, 2009.

Second Quarter of 2009

For the 13-week second quarter of 2009, the Company’s net earnings were $1.5 million or $0.04 per share as compared to a net loss of $(8.0) million or $(0.19) per share in 2008. Net sales decreased 7.7 percent to $287.5 million for the 13 weeks ended August 1, 2009 from $311.6 million for the 13 weeks ended August 2, 2008. Comparable store sales for the 13 weeks ended August 1, 2009 decreased 4.5 percent from the same period a year ago.

Gross profit increased to $75.4 million or 26.2 percent of sales in the second quarter of 2009 compared to $74.1 million or 23.8 percent of sales in the same period last year. The gross profit rate increased primarily from increased markup and decreased markdowns, somewhat offset by a higher occupancy expense rate due to lack of sales leverage.

Selling, general and administrative (SG&A) expenses were $74.2 million or 25.8 percent of sales as compared to $92.5 million or 29.7 percent of sales during the same period last year. The $18.3 million decrease in SG&A resulted primarily from reduced operating expenses in the stores and in the corporate office, and reduced advertising and lower depreciation expense.

First Half of 2009

For the first half of 2009, the Company’s net earnings were $17.6 million or $0.41 per share as compared to a net loss of $(1.0) million or $(0.02) per share for the same 2008 period. Net sales decreased 8.5 percent to $607.1 million for the 26 weeks ended August 1, 2009 from $663.8 million for the same 26 weeks in 2008. Comparable store sales for the first six months of the year decreased 6.3 percent from the 2008 period to the 2009 period.

Gross profit increased to $172.3 million or 28.4 percent of sales in the first half of 2009 compared to $171.9 million or 25.9 percent of sales in the same period last year. The gross profit rate increased primarily from increased markup and decreased markdowns, somewhat offset by higher occupancy expense rate due to lack of sales leverage.

SG&A expenses were $154.1 million or 25.4 percent of sales as compared to $184.1 million or 27.7 percent of sales during the same period last year. The $30.0 million decrease in SG&A resulted primarily from reduced operating expenses in the stores and in the corporate office, and reduced advertising and lower depreciation expense.

We changed from using the discrete period method to determine the effective tax rate in the first quarter to a more normalized rate of 35.4 percent for the first six months of 2009 that was calculated using the estimated annual tax rate. If the estimated annual rate had been able to be used for both the first and second quarters of 2009, second quarter earnings would have been $2.1 million or $0.05 per share higher with an offsetting decrease in the first quarter.

David H. Stovall, Jr., president and chief executive officer, commented, “By keeping inventory and expenses tightly controlled, we were able to improve margins and profitability for both the quarter and the first six months, despite negative comparable store sales trends. These efforts also further strengthened our balance sheet, with no borrowings in the quarter and $45 million in cash and cash equivalents at quarter end.”

Stovall continued, “We must continue to make progress against a protracted negative sales trend with limited visibility for the foreseeable future. Although the customer is still very cautious, response to our updated merchandise offering and new marketing strategy is encouraging. We plan to build on these efforts this fall, while maintaining rigorous control over expenses and inventory levels.”

Store network update

No new stores were opened and five stores were closed during the second quarter. So far in 2009, one store has opened and seven stores have closed, resulting in 270 stores in operation at August 1, 2009 as compared to 283 at the same time last year.

The Company expects to open one store and close four existing locations in the next three months, resulting in 267 stores at the end of fiscal 2009 compared to 276 stores at the end of fiscal 2008.

Conference Call

A conference call for institutional analysts to discuss these results will be held at 10 a.m. ET today, Thursday, August 20, 2009. The call may be heard on the investor relations portion of the Company’s website at http://ir.steinmart.com. A replay of the conference call will be available on the website through August 28, 2009.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices up to 60 percent off department and specialty store original prices, every day. Currently with locations from California to Massachusetts, Stein Mart’s focused assortment of merchandise features current season, moderate to better fashion apparel for women and men, as well as accessories, gifts, linens and shoes.

SAFE HARBOR STATEMENT>>>>>>>Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation:

•	consumer sensitivity to general economic conditions including continued uncertainty in the financial and credit markets

•	the effectiveness of advertising, marketing and promotional strategies

•	intense competition from other retailers

•	changing preferences in apparel

•	access to additional capital at favorable terms, if required

•	ability to successfully negotiate advantageous lease terms with current landlords

•	unanticipated weather conditions and unseasonable weather

•	adequate sources of merchandise at acceptable prices

•	the Company’s ability to attract and retain qualified employees

•	seasonality, including the importance of the holiday selling season

•	disruption of the Company’s distribution system

•	acts of terrorism

•	fluctuation in results could negatively impact stock price

and the other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission.

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com

Stein Mart, Inc.

Consolidated Balance Sheets

(Unaudited)

(In thousands, except for share data)

	August 1, 2009	January 31, 2009	August 2, 2008
ASSETS
Current assets:
Cash and cash equivalents	$45,036	$88,903	$18,312
Trade and other receivables	13,040	9,011	8,283
Inventories	184,866	207,139	248,900
Income taxes receivable	8,323	24,439	10,759
Prepaid expenses and other current assets	13,308	12,089	14,680

Total current assets	264,573	341,581	300,934
Property and equipment, net	78,835	86,321	107,911
Other assets	17,645	21,988	33,184

Total assets	$361,053	$449,890	$442,029

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$58,028	$55,683	$53,880
Accrued liabilities	76,329	79,794	73,760

Total current liabilities	134,357	135,477	127,640
Notes payable to banks	—	100,000	30,958
Other liabilities	20,692	28,063	29,329

Total liabilities	155,049	263,540	187,927
COMMITMENTS AND CONTINGENCIES
Stockholders’ equity:
Preferred stock - $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding
Common stock - $.01 par value; 100,000,000 shares authorized; 42,775,961, 42,655,544 and 42,390,969 shares issued and outstanding, respectively	428	427	424
Additional paid-in capital	12,044	9,986	8,230
Retained earnings	192,762	175,152	245,448
Accumulated other comprehensive income	770	785	—

Total stockholders’ equity	206,004	186,350	254,102

Total liabilities and stockholders’ equity	$361,053	$449,890	$442,029

Stein Mart, Inc.

Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	13 Weeks Ended August 1, 2009	13 Weeks Ended August 2, 2008	26 Weeks Ended August 1, 2009	26 Weeks Ended August 2, 2008
Net sales	$287,501	$311,628	$607,071	$663,751

Cost of merchandise sold	212,052	237,506	434,792	491,883

Gross profit	75,449	74,122	172,279	171,868

Selling, general and administrative expenses	74,220	92,523	154,076	184,062

Other income, net	4,310	5,373	9,307	11,303

Income (loss) from operations	5,539	(13,028)	27,510	(891)

Interest income (expense), net	21	(205)	(258)	(572)

Income (loss) before income taxes	5,560	(13,233)	27,252	(1,463)

Income tax (provision) benefit	(4,036)	5,230	(9,642)	458

Net income (loss)	$1,524	$(8,003)	$17,610	$(1,005)

Net income (loss) per share:

Basic	$0.04	$(0.19)	$0.41	$(0.02)

Diluted	$0.04	$(0.19)	$0.41	$(0.02)

Weighted-average shares outstanding:

Basic	42,702	42,249	42,689	42,126

Diluted	43,363	42,249	43,127	42,126

Stein Mart, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	26 Weeks Ended August 1, 2009	26 Weeks Ended August 2, 2008
Cash flows from operating activities:
Net income (loss)	$17,610	$(1,005)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	9,717	12,690
Impairment of property and other assets	726	328
Change in valuation allowance for deferred tax assets	(2,729)	—
Deferred income taxes	3,015	(841)
Store closing charges	1,072	1,153
Share-based compensation	1,805	2,480
Tax benefit from equity issuances	62	—
Excess tax benefits from share-based compensation	(54)	(3)
Changes in assets and liabilities:
Trade and other receivables	(4,029)	4,089
Inventories	22,273	13,596
Income taxes receivable	16,116	3,344
Prepaid expenses and other current assets	(1,219)	(1,100)
Other assets	3,616	(632)
Accounts payable	2,345	(23,244)
Accrued liabilities	(3,835)	(2,625)
Other liabilities	(7,661)	465

Net cash provided by operating activities	58,830	8,695

Cash flows from investing activities:
Capital expenditures	(2,943)	(9,900)

Net cash used in investing activities	(2,943)	(9,900)

Cash flows from financing activities:
Borrowings under notes payable to banks	57,134	399,746
Repayments of notes payable to banks	(157,134)	(395,921)
Excess tax benefits from share-based compensation	54	3
Proceeds from exercise of stock options	127	—
Proceeds from employee stock purchase plan	96	548
Repurchase of common stock	(31)	(4)

Net cash (used in) provided by financing activities	(99,754)	4,372

Net (decrease) increase in cash and cash equivalents	(43,867)	3,167
Cash and cash equivalents at beginning of year	88,903	15,145

Cash and cash equivalents at end of period	$45,036	$18,312